Exhibit 99.1

Oncothyreon Reports Third Quarter 2014

Financial Results

Company to Hold Conference Call at 4:30 p.m. EST Today

SEATTLE, WASHINGTON, Nov 6, 2014/PRNewswire/ - Oncothyreon Inc. (NASDAQ: ONTY) today reported financial results for the third quarter ended September 30, 2014.

Loss from operations increased to $8.0 million for the three months ended September 30, 2014 compared with $7.6 million for the comparable period in 2013 due to slight increases in general and administrative expenses and research and development expenses. Loss from operations decreased to $23.0 million for the nine months ended September 30, 2014 compared with $33.6 million for the comparable period in 2013. The decrease was due to lower research and development expenses primarily attributable to a $10.0 million upfront payment to Array BioPharma Inc. (Array) in June 2013. The decrease was partly offset by an increase in general and administrative expenses.

Net loss for the three months ended September 30, 2014 was $6.7 million, or $0.09 per basic and diluted share, compared with a net loss of $7.7 million, or $0.12 per basic and diluted share, for the comparable period in 2013. The decrease in net loss for the three months ended September 30, 2014 compared to the prior year period was primarily due to $1.3 million in non-cash income from the change in the fair value of warrant liability during the three months ended September 30, 2014 compared to $0.2 million in non-cash expense from the change in the fair value of warrant liability during the three months ended September 30, 2013, which was partially offset by slight increases in general and administrative expenses and research and development expenses. Net loss for the nine months ended September 30, 2014 was $22.4 million, or $0.31 per basic and diluted share, compared with a net loss of $32.4 million, or $0.54 per basic and diluted share, for the comparable period in 2013. The decrease in net loss for the nine months ended September 30, 2014 compared to the prior year period was due to lower research and development expenses primarily attributable to the upfront payment of $10.0 million to Array in June 2013, partially offset by an increase in general and administrative expenses and lower non-cash income from the change in fair value of warrant liability, which was $0.5 million for the nine months ended September 30, 2014 compared to $1.1 million for the nine months ended September 30, 2013.

As of September 30, 2014, Oncothyreon’s cash, cash equivalents and investments were $91.2 million, compared to $72.6 million at December 31, 2013, an increase of $18.6 million, or 25.6 percent. The increase was primarily attributable to the net proceeds of $40.2 million from the closing of concurrent but separate underwritten offerings of 11,500,000 shares of Oncothyreon common stock and 10,000 shares of Oncothyreon Series A convertible preferred stock in September 2014, which resulted in net proceeds of $21.6 million and $18.6 million, respectively. This increase was offset in part by $21.0 million of cash used in operations during the nine months ended September 30, 2014.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided. Oncothyreon is providing this guidance as a convenience to investors and assumes no obligation to update it.

Oncothyreon currently expects operating expenses in 2014 to be lower than in 2013, which included the one-time upfront payment to Array. Oncothyreon currently expects cash used in operations in 2014 to be approximately $30 million, including expenses associated with the acquisition of Alpine Biosciences, Inc. As a result, Oncothyreon estimates that its existing cash, cash equivalents and investments will be sufficient to fund operations for at least the next 12 months.

Conference Call and Webcast

Oncothyreon will conduct a conference call today, November 6, 2014 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss its third quarter 2014 financial results and provide a review of its pipeline of products in development. To participate in the call by telephone, please dial (877) 280-7291 (United States) or (707) 287-9361 (International). In addition, the call will be webcast live and can be accessed on the “Events” page of the “News & Events” section of Oncothyreon’s website at www.oncothyreon.com. An archive of the webcast will be available after completion of the discussion and will be posted on Oncothyreon’s website.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to discover, develop and commercialize compounds that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding future expenses and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to Oncothyreon’s business and the general economic environment, many of which are beyond its control. These risks, uncertainties and other factors could cause Oncothyreon’s actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing its product candidates, the adequacy of financing and cash, cash equivalents and investments, changes in general accounting policies, general economic factors, achievement of the results it anticipates from its preclinical development and clinical trials of its product candidates and its ability to adequately obtain and protect its intellectual property rights. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Oncothyreon’s risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121

Tel: (206) 801-2100 Fax: (206) 801-2101

http://www.oncothyreon.com

ONCOTHYREON INC.

Condensed Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Operating Expenses
Research and development	$5,663	$5,517	$15,876	$27,374
General and administrative	2,357	2,085	7,101	6,266

Total operating expenses	8,020	7,602	22,977	33,640

Loss from operations	(8,020)	(7,602)	(22,977)	(33,640)

Other income (expense)
Investment and other income (expense), net	11	66	52	118
Change in fair value of warrant liability	1,273	(174)	541	1,126

Total other income (expense), net	1,284	(108)	593	1,244

Net loss	$(6,736)	$(7,710)	$(22,384)	$(32,396)

Net loss per share – basic and diluted	$(0.09)	$(0.12)	$(0.31)	$(0.54)
Shares used to compute basic and diluted net loss per share	77,237,246	63,886,874	72,919,829	59,962,328

ONCOTHYREON INC.

Consolidated Balance Sheet Data

(In thousands except share amounts)

(Unaudited)

	As of
	September 30, 2014	December 31, 2013
Cash, cash equivalents and investments	$91,245	$72,562
Total assets	$130,946	$77,746
Long term liabilities	$7,841	$1,536
Stockholders’ equity	$118,396	$71,550
Common shares outstanding	91,555,975	70,673,143